Exhibit 99.1

Zion Oil & Gas Mobilizes Equipment to Israel for Well Testing Operations

Annual Shareholder Meeting to be held June 5, 2018 in Dallas, Texas

DALLAS and CAESAREA, Israel, March 28, 2018 /PRNewswire/ -- Zion Oil & Gas, Inc. (NASDAQ: ZN) announces that it has finalized procurement details for equipment and personnel needed to commence well testing on its Megiddo Jezreel #1 (MJ #1) well. Zion also announces that its Annual Shareholder Meeting will be held on Tuesday, June 5, 2018 at the Westin Dallas Park Central, 12720 Merit Drive, Dallas, Texas, at 2:00 CST, and would like to invite each of our shareholders to attend.

Zion’s President and Chief Operations Officer, Dustin Guinn, stated, “Our geoscience team has done a great job of working with our third party petrophysical contractors to evaluate our wireline logs to identify multiple zones about which we are excited. The live oil encountered in the well is obviously an exciting development, but having what we believe to be confirmatory log analysis only adds to my enthusiasm. In parallel to our geoscience work, we are pleased to have secured all the equipment necessary to safely and comprehensively test our MJ#1 well. The majority of this equipment was sourced from the Netherlands, and barring any unforeseen delays, will arrive in Israel soon after Passover, allowing us to commence testing operations in late April.”

Zion’s CEO, Victor G. Carrillo, added, “We, like our shareholders, are anxious to know whether the MJ #1 well will be a commercial success and we thank you for your patience. We recognize that it can be distracting when there are false rumors being spread about Zion. We are aware of these untruths and we deny and rebuke them (Isaiah 54:17). Thank you for your steadfast support and I hope to see many of you at our Dallas shareholder meeting in June. May you and your families have a blessed Passover (Pesach) and Easter season.”

“He is not here, but is risen!” Luke 24:6

“In His hand are the deep places of the earth …” Psalm 95:1-7

FORWARD-LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, anticipated attributes of geological strata being drilled, the presence or recoverability of hydrocarbons, operational risks in testing and well completion, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.